UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 19, 2007
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada	V6C 2V6
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On September 19, 2007, Uranerz Energy Corporation ("Uranerz") announced that it had signed a Purchase and Sale Agreement with NAMMCO, a Wyoming general partnership, and associated individuals (the “NAMMCO Group”) to acquire an undivided eighty-one percent (81%) interest in the NAMMCO Group’s mineral properties located in the central Powder River Basin of Wyoming, USA and to enter into a joint venture agreement with the NAMMCO Group pursuant to which Uranerz will operate the NAMMCO properties.

The NAMMCO properties, covering approximately 80,000 acres (32,375 hectares), consist of federal mining claims, state mineral leases and fee mineral leases in the Pumpkin Buttes Mining District. The NAMMCO properties will significantly expand the Registrant’s mineral property holdings in the Powder River Basin area, which currently consist of approximately 33,982 acres (13,752 hectares). Upon closing, Uranerz will control a total of approximately 113,982 acres (46126 hectares, or approximately 178 square miles) of mineral properties in the Powder River Basin.

Under the terms of the Purchase and Sale Agreement, Uranerz is to pay a total of U.S. $5,000,000 and issue to the NAMMCO Group a total of 5,750,000 shares of Uranerz common stock to acquire the 81% interest. The agreement is subject to a due diligence period in favor of the Company ending on December 31, 2007 and to the concurrent signing of a mining joint venture agreement between the parties. As operator of the joint venture, Uranerz plans to pursue an aggressive exploration program to locate and delineate uranium mineralization suitable for extraction by using the ISR mining method. It is expected that the design and implementation of this initial exploration effort will be advanced in part by the historic geologic data compiled by the NAMMCO Group and Uranerz’ exploration knowledge and expertise in the Powder River Basin.

Item 7.01. Regulation FD Disclosure.

On September 19, 2007, Uranerz issued the attached press release relating to the transaction.

Item 9.01. Exhibits.

(99.1)	Press Release dated September 19, 2007
(99.2)

Purchase and Sale Agreement with Mining Venture effective as of September 19, 2007 between NAMMCO, a Wyoming partnership, Steven C. Kirkwood, Robert W. Kirkwood, Stephen Payne and Uranerz Energy Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: September 24, 2007	By:	/s/ “Benjamin Leboe”
Benjamin Leboe
Chief Financial Officer and Secretary